UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2014

KBS LEGACY PARTNERS APARTMENT REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-54673	27-0668930
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Acquisition and Related Financing of Legacy Grand at Concord
On February 18, 2014, KBS Legacy Partners Apartment REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary, KBS Legacy Partners Grand LLC, purchased a 240-unit apartment complex (“Legacy Grand at Concord”) from The Grand in Kannapolis, LLC (the “Seller”). Legacy Grand at Concord is located in Concord, North Carolina on approximately 18.4 acres of land. The Seller is not affiliated with the Company or its advisors.
The purchase price of Legacy Grand at Concord was $28.0 million plus closing costs. The Company funded the acquisition through the assumption of a U.S. Housing and Urban Development Section 221d(4) loan with a current balance of $23.2 million (the “Legacy Grand at Concord Mortgage Loan”) and proceeds from its public offerings.
Legacy Grand at Concord was constructed in 2010 and is currently 91% occupied. Legacy Grand at Concord is comprised of 240 apartment units, encompassing 283,783 rentable square feet.
The Legacy Grand at Concord Mortgage Loan matures on December 1, 2050 and bears interest at a fixed rate of 4.05%. Monthly payments include principal and interest in the sum of $101,159.  The Company has the right to repay the loan in whole or in part subject to certain conditions and a fixed percentage prepayment premium which declines over time. The loan is fully assumable by a subsequent purchaser of Legacy Grand at Concord.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS LEGACY PARTNERS APARTMENT REIT, INC.

Dated: February 19, 2014	BY:	/s/ DAVID E. SNYDER
David E. Snyder
Chief Financial Officer, Treasurer and Secretary